UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                           FORM 8-K


                        CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF
            THE SECURITIES AND EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest Event Reported)  March 28, 2003


         AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
    (Exact Name of Registrant as Specified in its Charter)

      __________________State of Minnesota_______________
(State or other Jurisdiction of Incorporation or Organization)




    ______0-16555_________         _____41-1571166_____
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


  _____1300 Minnesota World Trade Center, St. Paul, Minnesota
                          55101_____
           (Address of Principal Executive Offices)


         _______________(651) 227-7333_______________
     (Registrant's telephone number, including area code)


  ___________________________________________________________
 (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

      On March 28, 2003, the Partnership sold the Lake Michigan
Credit Union property in Wyoming, Michigan to the lessee.   The
Partnership received net proceeds of approximately $397,000, which resulted in a net gain of approximately $39,000.

Item 7.   Financial Statements and Exhibits.

          (a)A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had sold the property on January 1, 2002, the Partnership's Investments in Real Estate would have been reduced by $370,894 and its Current Assets (cash) would have increased by $397,000 and Partner's Capital would have increased by $26,106.

             The Total Income for the Partnership would have decreased from $504,836 to $467,707 for the year ended December 31, 2002 if the Partnership had not owned the property during the period.

             Depreciation  Expense  would  have  decreased   by
             $13,334 for the year ended December 31, 2002.

             Partnership     Administration    and     Property
             Management  Expense would have decreased  by  $563
             for the year ended December 31, 2002.

             The net effect of these proforma adjustments would have caused Net Loss to increase from
             $(174,578)   to  $(197,810),  which   would   have
             resulted in Net Loss of $(19.31) per Limited Partnership Unit outstanding for the year ended December 31, 2002.

          (b)Exhibits

                            Exhibit  10.1 - Purchase  Agreement
                            dated  February  28,  2003  between
                            the  Partnership and Lake  Michigan
                            Credit   Union  relating   to   the
                            Property   at   3870  S   Division,
                            Wyoming, Michigan.




                          SIGNATURES

      Pursuant  to the requirements of the Securities  Exchange
Act  of 1934, the registrant has duly caused this report to  be
signed   on  its  behalf  by  the  undersigned  hereunto   duly
authorized.

                              AEI REAL ESTATE FUND XVI LIMITED
                              PARTNERSHIP

                               By:  AEI Fund Management XVI, Inc.
                                Its:  Managing General Partner


Date:  April 2, 2003
                                    /s/ Patrick W. Keene
                               By:  Patrick W. Keene
                                Its:  Chief Financial Officer